Exhibit 99.1

EQM Technologies & Energy, Inc. Completes
Private Placement of Convertible Notes

CINCINNATI, OH – Wednesday, March 16, 2011 – EQM Technologies & Energy, Inc. (OTC: EQTE.PK) (“EQM”), a leading provider of environmental services and producer of biodiesel fuel, today announced that its Board of Directors has authorized the sale of up to $3.0 million of EQM’s 10% subordinated convertible notes (the “Notes”) in a private placement, and that EQM has completed the sale of Notes to accredited investors resulting in gross proceeds of $2.5 million to EQM.  EQM may sell up to an additional $0.5 million of Notes in one or more subsequent closings.

The Notes bear interest at a rate of 10% per annum, are due and payable on the third anniversary of their issuance and are convertible into shares of EQM’s common stock at an initial conversion price of $0.40 per share (subject to adjustment). EQM may call the Notes at any time after the first anniversary of their issuance if EQM’s common stock has traded at an average price per share above two times the conversion price for 60 consecutive days.

EQM intends to use all of the net proceeds of the private placement for working capital for its biodiesel production facility located in Cleburne, TX. This facility was designed and constructed with state-of-the-art animal fats processing technology, is capable of processing multi-feedstock and other secondary feedstock, and at full capacity can produce 12 million gallons of biodiesel per year.

“We are excited to have closed on this private placement as the net proceeds will enable us to begin operating our TX biodiesel production facility and reach the plant's full production capacity,” said Jack Greber, CEO of EQM. “The EPA's Renewable Fuel Standards (RFS2) requires the use of 800 million gallons of biomass-based diesel in 2011, increasing to 1 billion gallons in 2012. Biomass-based diesel is an attractive form of alternative energy, and we are pleased to be contributing to the effort of reducing our dependence on foreign oil,” commented Mr. Greber.

The Notes and the shares of EQM’s common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of that state or jurisdiction.

About EQM

EQM is a holding company with operations in two principal segments: (1) providing environmental services to the industrial and public sectors; and (2) the operation of its biodiesel production facility. EQM is headquartered in Cincinnati, OH with satellite offices in nine states, has approximately 240 employees, and has multi-year long-term contracts with numerous federal agencies, including the U.S. Environmental Protection Agency, the U.S. Department of Defense, and the U.S. Army Corps of Engineers.  EQM’s common stock trades on the Pink Sheets under the symbol “EQTE.PK”.  For more information, please visit www.eqm.com.

Forward-Looking Statements

Information included in this press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements are generally identifiable by use of words such as “anticipate,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “intend,” “predict,” “project” or the negatives of these words or similar terminology.  Examples of forward-looking statements include, without limitation, statements EQM makes regarding its beliefs, plans, objectives, assumptions, estimates, intentions, projections, and expectations with respect to its opportunities and operations.

Forward-looking statements are based on EQM’s current expectations and assumptions regarding its business, the economy and other future conditions.  As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  EQM’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  The following factors, among others, could cause or contribute to such material differences: EQM’s ability to realize expected opportunities in the amounts or in the timeframe anticipated; and EQM’s ability to integrate its environmental services and biodiesel production businesses in a timely and cost-efficient manner.

Forward-looking statements speak only as of the date of this communication.  Except as required by law, EQM undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

For more information please contact:

EQM Technologies & Energy, Inc.
Robert Galvin, Chief Financial Officer
1800 Carillon Blvd.
Cincinnati, Ohio 45240
Phone: (800) 229-7495 or (513) 825-7500
Fax: (513) 825-7495
rgalvin@eqm.com